UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2010

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2010, Harte-Hanks announced by press release that it has appointed Robert L. R. Munden, age 41, as its Senior Vice President, General Counsel and Secretary, effective April 1, 2010. Mr. Munden will join Harte-Hanks’ San Antonio, Texas corporate headquarters. Harte-Hanks anticipates that Mr. Munden will qualify as a named executive officer for subsequent periods.

From April 2005 through March 2010, Mr. Munden served as Vice President and Corporate Counsel of Safeguard Scientifics, Inc., a NYSE-listed life sciences and technology holding company. From June 2002 through April 2005, Mr. Munden served as Corporate Counsel, North America for Taylor Nelson Sofres, a market research company which is now a division of WPP PLC. From November 1999 through December 2001, Mr. Munden served as Vice President, General Counsel and Secretary of Naviant, Inc., an internet marketing and database services firm. Prior to his employment with Naviant, Mr. Munden was an associate with the law firm Brobeck, Phleger & Harrison, LLP in Austin, Texas, and an armor and cavalry officer with the U.S. Army, serving in the U.S. and Germany. Mr. Munden earned his B.S. from the United States Military Academy, West Point, New York, and his J.D. from the University of Texas School of Law, Austin, Texas.

Mr. Munden’s compensation includes the following: (1) a base salary of $250,000 per year, (2) eligibility for an annual bonus of up to 85% of his annual base salary (pro-rated from his April 1, 2010, start date during his first year), subject to Harte-Hanks’ achievement of performance goals established by the Compensation Committee each year, (3) a monthly automobile allowance of $975, (4) participation in Harte-Hanks’ non-qualified pension restoration plan, (5) eligibility for company-paid life insurance benefits consisting of 10 annual payments of $70,000 each, payable over the 10-year period following death, (6) eligibility for future long-term incentive plan awards in accordance with Harte-Hanks’ then-applicable compensation practices for executives, and (7) other benefits generally available to Harte-Hanks’ employees, such as health insurance and 401(k) matching payments.

Mr. Munden also received the following initial equity awards pursuant to the Harte-Hanks 2005 Omnibus Incentive Plan and the applicable forms of award agreements, which have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference: (1) options to purchase 40,000 shares of Harte-Hanks common stock, with an exercise price equal to the closing market price per share of Harte-Hanks common stock on the trading day preceding the grant date (April 9, 2010), which vest in equal increments on each of the second, third, fourth, and fifth anniversaries of the grant date and expire on the tenth anniversary of the grant date, and (2) 2,000 shares of restricted common stock, all of which vest on April 9, 2013 (the third anniversary of the grant date), and for which Mr. Munden will receive dividends during the vesting period.

Mr. Munden will also receive the following payments related to his relocation to San Antonio, Texas: (1) a one-time cash payment of $60,000 upon the closing of the sale of his current residence near Philadelphia, Pennsylvania, to offset sale and moving expenses, (2) reimbursement of up to four months of temporary housing expenses (estimated to be $1,200 per month), (3) reimbursement of COBRA premiums paid for three months (the waiting period for new employees under Hart-Hanks’ health insurance programs), and (4) reimbursement of weekly travel to and from Philadelphia for up to three months.

Harte-Hanks has entered into a change in control severance agreement with Mr. Munden, the form of which has been previously filed by Harte-Hanks with the Securities and Exchange Commission and can be found as Exhibit 10.4 to Harte-Hanks’ Form 8-K filed June 27, 2008. The following description of the severance agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is incorporated herein by reference. Pursuant to the agreement, if, after a “change in control” of Harte-Hanks, Mr. Munden (i) is terminated other than for “cause” (as defined in the agreement), death or disability, (ii) terminates his employment after specified adverse actions are taken by Harte-Hanks or (iii) terminates his employment for any reason during the thirty-day period following the first anniversary of a change of control of Harte-Hanks, then Mr. Munden would be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) his annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the average of his bonus or incentive compensation for the two fiscal years preceding the change in control or termination date, whichever is larger. In addition, Mr. Munden would receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all unvested options, restricted stock and performance units previously granted to Mr. Munden would immediately vest. Harte-Hanks will also provide a tax gross up payment to Mr. Munden, if applicable.

Item 7.01	Regulation FD Disclosure

A copy of the press release announcing the appointment of Mr. Munden, as described under Item 5.02, is furnished herewith as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being filed herewith:

Exhibit No.	Description

99.1	Press release dated April 1, 2010 announcing the appointment by Harte-Hanks of Mr. Munden as Senior Vice President, General Counsel and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated: April 9, 2010

By:	/s/ Robert L. R. Munden
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release dated April 1, 2010 announcing the appointment by Harte-Hanks of Mr. Munden as Senior Vice President, General Counsel and Secretary